Exhibit 10.1

EMPLOYMENT AGREEMENT

(Mike Eklund; Chief Financial Officer and Chief Operating Officer)

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of August 25, 2016 by and between DJO Global, Inc. (the “Company”) and Mike Eklund (the “Executive”).

The Company desires to employ Executive and to enter into an employment agreement embodying the terms of such employment.

Executive desires to accept such employment and enter into such agreement.

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment.  Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company and certain of its affiliates for a period commencing on October 3, 2016 (the “Start Date”) and ending two years later on October 2, 2018 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with October 3, 2018 and on each October 3 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior Notice before the next Extension Date that the Employment Term shall not be so extended.

2. Position.

(a) During the Employment Term, Executive shall serve as the Company’s Chief Financial Officer and Chief Operating Officer.  In such position, Executive shall report directly to the Chief Executive Officer and have such duties and authority as are customary for the Chief Financial Officer and Chief Operating Officer of the Company, and as shall be otherwise determined from time to time by the Chief Executive Officer.

(b) During the Employment Term, Executive will devote Executive’s full business time and best business efforts to the performance of Executive’s duties as Chief Financial Officer and Chief Operating Officer of the Company and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Chief Executive Officer; provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization or (ii) subject to the prior approval of the Chief Executive Officer, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or the terms of any restrictive covenant obligations to which you are subject, including the Confidentiality and IP Agreement (as defined below).

3. Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $650,000, payable in regular installments in accordance with the Company’s usual payment practices.  Base salaries are normally reviewed annually, and Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined in the discretion of the Chief Executive Officer in consultation with the Company’s Board of Directors (the “Board”).  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Incentive Compensation.

(a) Annual Bonus.  With respect to each full fiscal year during the Employment Term, beginning with fiscal year 2017, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as may be determined in the sole discretion of the Board, of eighty percent (80%) of Executive’s Base Salary at target performance (the “Target Annual Bonus”), and of one hundred sixty percent (160%) of Executive’s Base Salary at maximum, based upon the achievement of such target and maximum performance objectives as may be established by the Board and subject to the terms and conditions of the bonus plan in effect from time to time.  Under the terms of the existing bonus plan for Company management, 50% of the bonus achievement is paid based on cumulative quarterly results and 50% based on annual results, with any overachievement payment only paid on annual results, in each case subject to Executive’s continued employment through the applicable payment date (and subject to Section 7 of this Agreement and the terms of the bonus plan).

(b) Guaranteed Bonus.

(i) 2016. The Company agrees that Executive shall be paid, in lieu of an Annual Bonus for fiscal year 2016, a guaranteed bonus amount equal of $520,000 (the “2016 Bonus Amount”), at the time the annual portion of the annual bonuses for 2016 is paid to other executives of the Company, in each case, subject to Executive’s continued employment through the applicable payment date (and subject to Section 7 of this Agreement and the terms of the bonus plan). In the event of Executive’s death or his termination without cause or constructive termination after his Start Date but prior to the applicable payment date, the 2016 Bonus Amount will be paid to the Executive or his heirs.

(ii) 2017. The Company agrees that Executive’s Annual Bonus for fiscal year 2017 shall be no less than $346,667 (the “2017 Minimum Amount”).  The Annual Bonus for fiscal year 2017 will be payable in a manner consistent with the payment schedule applicable to other executives of the Company under the bonus plan for fiscal year 2017, subject to Executive’s continued employment through the applicable payment date (and subject to Section 7 of this Agreement and the terms of the bonus plan). For the avoidance of doubt, the 2017 Minimum Amount shall constitute a part of Executive’s Annual Bonus opportunity for fiscal year 2017 and all other provisions of Section 4(a) shall apply to the Annual Bonus for fiscal year 2017.

(c) Make-Whole Bonus.  Executive shall receive a one-time signing bonus in an amount equal to $1,000,000 (the “Make-Whole Bonus”). The Make-Whole Bonus shall be payable in two installments as follows: the first installment of $500,000 shall be paid within 30 days of Executive’s Start Date; and, the second installment of $500,000 shall be paid at such time as annual bonuses are paid to other executives of the Company, subject to Executive’s continued employment with the Company through such payment date. In the event of Executive’s death or his termination without cause or constructive termination after his Start Date but prior to the applicable payment date, then the Make-Whole Bonus will be paid to the Executive or his heirs.

(d) Equity Incentive.  The Board or its Compensation Committee shall, on the date of its first meeting following the Start Date, grant to Executive (x) 450,000 options to acquire shares of Company common stock (at a price per share equal to $16.46, which is not less than the then-fair market value) pursuant to the option award agreement attached as Exhibit A and (y) 121,507 restricted stock units (“RSUs”) to be settled in shares of Company common stock pursuant to the RSU award agreement attached as Exhibit B.

5. Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company.

Executive acknowledges that the primary business location for Executive’s employment will be Vista, California. As a result, Executive will be expected to relocate to that area on or around the Start Date. The Company shall reimburse Executive for reasonable and customary moving expenses in accordance with the Company’s relocation policy for other senior executives of the Company.

6. Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or promptly reimbursed by the Company in accordance with Company policies.

7. Termination.  The Employment Term and Executive’s employment hereunder may be terminated (i) by the Company at any time and for any reason upon Notice to Executive and (ii) by Executive upon at least 30 days’ advance Notice to the Company; provided, that in the event that the Company terminates Executive’s employment without Cause (as defined in Section 7(a)(ii)) after Executive has given advance Notice of his resignation but before the end of the notice period, Executive shall receive full payment of Base Salary, any Annual Bonus, and benefits as an active employee for the unexpired portion of such notice period.  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights to payment of compensation, severance, employee benefits and Executive’s business expenses upon termination of employment with the Company and its affiliates.

(a) By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation other than as result of a Constructive Termination (as defined in Section 7(c)(ii)).

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure to substantially perform Executive’s duties (other than any such failure resulting from the Executive’s Disability or any such failure subsequent to the Executive  being delivered notice of the Company’s intent to terminate the Executive’s employment without Cause), (B) Executive’s admission or conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the Company or its reputation, (C) the Executive’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, (D) any act of fraud by the Executive in the performance of the Executive’s duties, or (E) a material breach by the Executive of this Agreement or the Confidentiality and Intellectual Property Agreement in the form of Exhibit C attached hereto that he must sign with the Company (the “Confidentiality and IP Agreement”).  The determination of Cause shall be made by the Company.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Base Salary accrued through the date of termination, payable within fifteen days following the date of such termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement);

(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 7(a)(iii),  Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable, for a period of six consecutive months or for an aggregate of nine months in any twelve consecutive month period, to perform Executive’s duties.  The period of six months shall be deemed continuous unless Executive returns to work for a period of at least 30 consecutive days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period.  Such incapacity is hereinafter referred to as “Disability”.  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third qualified independent physician which third such physician shall make such determination.  The determination of Disability made by such physician in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (A) the Accrued Rights; (B) a pro rata portion of the actual Annual Bonus paid for the year of termination (or in the case of fiscal year 2016, the 2016 Bonus Amount) to the extent not previously paid, payable on the date when bonuses are otherwise paid to executives (but in no event later than December 31 of the calendar year following the year of termination), based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment; and (C) the rights of the Executive or the Executive’s legal representative, as applicable, with respect to any equity or equity-related awards (if any) which shall be governed by the applicable terms of the related plan or award agreement.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause or Resignation by Executive as a result of Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive as a result of a Constructive Termination.

(ii) For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) the failure of the Company to pay or cause to be paid Executive’s base salary or annual bonus (if any) when due; (B) a reduction in Executive’s base salary or target bonus opportunity percentage of base salary (excluding any reduction in base salary or bonus opportunity affecting substantially all similarly situated executives by the same percentage of base salary); (C) any diminution in Executive’s title or any substantial and sustained diminution in Executive’s duties; (D) a relocation of Executive’s primary work location more than 50 miles without Executive’s prior written consent; or (E) a Company Notice to Executive of the Company’s election not to extend the Employment Term; provided, that none of these events shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after Notice is given by Executive specifying in reasonable detail the event which constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 60th day following Executive’s knowledge thereof, unless Executive has given the Company Notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination and in either case the provisions of the following section (iv) do not apply, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) a pro rata portion of the actual Annual Bonus paid for the year of termination (or in the case of fiscal year 2016, the 2016 Bonus Amount) to the extent not previously paid, payable on the date when bonuses are otherwise paid to executives (but in no event later than December 31 of the calendar year following the year of termination) and after Executive has entered into a Release as set forth below, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment;

(C) subject to Executive’s continued compliance with the provisions of the Confidentiality and IP Agreement, payment of an amount equal to the sum of the annual Base Salary amount plus Executive’s Target Annual Bonus amount for the year of termination, which shall be payable to Executive in equal installments in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for twelve months after the date of such termination; provided, that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance benefits payable to Executive under any other severance plans, programs or arrangements of the Company or its affiliates;

(D) continued coverage under the Company’s group health, life and disability plans until the earlier of (i) twelve months from Executive’s date of termination of employment with the Company and (ii) the date such Executive receives comparable coverage (determined, to the extent practicable, on a coverage-by-coverage and benefit-by-benefit basis) under health, life and disability plans of another employer; and

(E) the rights of the Executive with respect to any equity or equity-related awards (if any) which shall be governed by the applicable terms of the related plan or award agreement.

(iv) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination and such termination or resignation occurs within 90 days before or 12 months after a Change in Control (as defined below), Executive shall be entitled to receive the amounts set forth in clauses (A), (B), (C), (D) and (E) in paragraph 7(c)(iii) above; provided that (x) the severance amount in clause (C) above shall be equal to 1.5 times the sum of Executive’s annual Base Salary plus Executive’s Target Annual Bonus for the year of such termination and such amount shall be payable over eighteen months after the date of such termination, and (y) the number of months of continued coverage under benefit plans of the Company described in clause (D)(i) above shall be eighteen.

(v) For purposes of this Agreement, “Change in Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than a sale or disposition where Blackstone (as defined below) retains all or substantially all of the assets of the Company, or (ii) any person or group, other than Blackstone, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under said Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission); or (iii) the approval by the stockholders of the Company of a plan of complete liquidation of the Company.  “Blackstone” means each of Blackstone Capital Partners V L.P. a Cayman Islands limited partnership, Blackstone

Family Investment Partnership V L.P., a Cayman Islands limited partnership, Blackstone Family Investment Partnership V-A L.P., a Cayman Islands limited partnership, Blackstone Participation Partnership V L.P., a Cayman Islands limited partnership and each of their respective Affiliates.

(vi) Amounts payable to Executive under subparagraphs (B), (C), (D) and (E) above pursuant to either clause (iii) or clause (iv) above, are subject to Executive providing a release of all claims to the Company in the form attached hereto as Exhibit D (the “Release”) within thirty (30) days following the date of Executive’s termination of employment hereunder.  Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in Section 7(c)(iii) or 7(c)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of Employment Term.

(i) Election Not to Extend the Employment Term.  In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.  Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d)(i) and subject to the provisions of paragraphs (a), (b) or (c) of this Section 7 as may apply, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Continued Employment Beyond the Expiration of the Employment Term.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, that any accrued and vested rights of Executive as of the last day of the Employment Term, shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e) Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 8(i) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  If Executive receives a Notice of Termination from the Company pursuant to Section 7(c) of this Agreement, the Company may not thereafter assert that the termination of Executive constitutes a termination by the Company for Cause.

(f) Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination, to the extent applicable, from the Board of Directors (and any committees thereof) of any of the Company’s affiliates (and if Executive fails to tender such resignation within five (5) business days following the Company’s request for such resignation, all amounts payable under this Section 7 other than the Accrued Rights shall be forfeited).

8. Miscellaneous.

(a) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

(b) Entire Agreement/Amendments.  This Agreement and the exhibits attached hereto contain the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or as may be set forth from time to time in the Company’s employee benefit plans and policies applicable to Executive.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c) No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor except as provided at Section 7(c)(iii)(D)(ii).

(g) Compliance with IRC Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  Further, to the extent that any of the amounts payable to Executive under subparagraphs (B), (C) and (D) pursuant to either Section 7(c)(iii) or 7(c)(iv) (the “Severance Benefits”) constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the thirtieth (30th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing and not revoking the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such thirtieth (30th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth in Section 7(c)(iii) or 7(c)(iv).  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h) Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 7), such amounts shall be paid to Executive’s beneficiary designated by him by Notice to the Company or, in the absence of such designation, to his estate.

(i) Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication,  “Notice”).

If to the Company, addressed to:

DJO Global, Inc.

1430 Decision Street

Vista, CA 92081

Attention:  General Counsel

If to Executive, to the address listed in the Company’s payroll records from time to time.

(j) Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(k) Prior Agreements.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

(l) Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all expenses incurred by Executive in providing such cooperation, including, without limitation, all transportation, lodging and meal expenses (in the same level of comfort provided to Executive for his business travel during his period of employment) and reasonable attorney’s fees.  This provision shall survive any termination of this Agreement.

(m) Mutual Non-Disparagement.  Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or its affiliates. The Company will not (and it will instruct its executive officers and members of the board of directors or other governing board of the Company not to), other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any public statement that is disparaging or that reflects negatively upon the Executive, or that is or reasonably would be expected to be damaging to the reputation of the Executive.

(n) Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(o) Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

DJO GLOBAL, INC.

/s/ MICHAEL MOGUL
By:	Michael Mogul
Title:	President and CEO

EXECUTIVE

/s/ MIKE EKLUND
Mike Eklund